Exhibit 21.1

SUBSIDIARIES OF COHEN & COMPANY INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cohen & Compagnie, SAS	France
Cohen & Company Financial Europe Limited S.A.	France
Cohen & Company Financial Management, LLC	Delaware
Cohen & Company Management, LLC	Delaware
Cohen Principal Investing, LLC	Delaware
Dekania Capital Management LLC	Delaware
Dekania Investors, LLC	Delaware
J.V.B. Financial Group, LLC	Delaware
J.V.B. Financial Group Holdings, LP	Delaware
JVB Financial Holdings, L.L.C.	Florida